Exhibit 99.1 News Release

News Announcement

CONTACT
Ronda J. Williams, Investor Relations
Oil-Dri Corporation of America
312/706-3232; ronda.williams@oildri.com

Douglas Graham is Appointed Vice President, General Counsel and Corporate Secretary

CHICAGO, IL – (March 11, 2011) – Oil-Dri Corporation of America (NYSE: ODC) today announced that Douglas Graham has been appointed Vice President, General Counsel and Corporate Secretary to the Company.

“We are pleased to have Doug join our team,” said Dan Jaffee, President and CEO. “In his new role, Doug will be responsible for all of Oil-Dri’s legal services, including dispute resolution, contract negotiations and intellectual property management.”

Graham joins Oil-Dri from Exelon Corp., where he most recently served as Assistant General Counsel at its Commonwealth Edison Co. subsidiary, and focused on business counseling, governmental relations, compliance, and regulatory matters.  During nearly 11 years at Exelon, he also handled litigation and provided labor and employment advice.

Prior to his tenure at Exelon and ComEd, Graham worked in-house for the Tribune Company, United Airlines, as well as at the law firm of Jenner & Block. Among many honors received, Graham was recognized by the Chicago Lawyer in 2003 as one of Illinois’ “40 Under 40 Lawyers to Watch.”

Graham received his Juris Doctor with Distinction from the University of Michigan Law School.  He also has an undergraduate degree in Economics and History Honors from the University of Michigan.

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Oil-Dri Corporation of America is a leading supplier of specialty sorbent products for agricultural, horticultural, fluids purification, specialty markets, industrial and automotive, and is the world’s largest manufacturer of cat litter.